EXHIBIT (d)(4)

               AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

         THIS AGREEMENT, is made and entered into this 3rd day of August, 2004, by and between Jundt Mid-Cap Growth Fund (the "Fund"), a separately managed series of Jundt Funds, Inc., a Minnesota corporation (the "Company"), and Jundt Associates, Inc., a Minnesota corporation (the "Adviser").

1.       INVESTMENT ADVISORY SERVICES

         The Company, for and on behalf of the Fund, hereby engages the Adviser, and the Adviser hereby agrees to act as investment adviser for, and to manage the affairs, business and the investment of the assets of the Fund.

         The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Company's Articles of Incorporation, By-Laws and Registration Statement on Form N-1A and any representations contained in the Prospectus of the Fund and shall conform to the policies and purposes of the Fund as set forth in such Registration Statement and Prospectus and (i) as interpreted from time to time by the Board of Directors of the Company and (ii) as may be amended from time to time by the Board of Directors of the Company and/or the shareholders of the Fund as permitted by the Investment Company Act of 1940, as amended. Within the framework of the investment policies of the Fund, the Adviser shall have the sole and exclusive responsibility for the management of the Fund's assets and making and execution of all investment decisions for the Fund. The Adviser shall report to the Board of Directors of the Company regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of the Adviser to the investment policies of the Fund.

         The Adviser shall, at its own expense, furnish the Fund with suitable office space, and all necessary office facilities, equipment and personnel for servicing the investments of the Fund. The Adviser shall arrange, if requested by the Fund, for officers, employees or other Affiliated Persons (as defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended and the rules, regulations and releases relating thereto) of the Adviser to serve without compensation from the Fund as directors, officers, or employees of the Company if duly elected to such positions by the shareholders or directors of the Company.

         The Adviser hereby acknowledges that all records necessary in the operation of the Fund, including records pertaining to its shareholders and investments, are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than the Adviser should ever occur, the Adviser will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

2.       COMPENSATION FOR SERVICES

         In payment for all services, facilities, equipment and personnel, and for other costs of the Adviser hereunder, the Fund shall pay to the Adviser a monthly investment advisory fee determined by applying the annual rate of 1.30% to the Fund's average daily net assets.

         For purposes of the calculation of such fee, the Fund's net assets shall be computed at the times and in the manner specified in the Company's Registration Statement on Form N-1A. Such fee shall be payable on the fifth day of each calendar month for service performed hereunder during the preceding

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month. The fee applicable during the first and last months that this Agreement is in effect shall be prorated according to the proportion which such portion of the month bears to the full month.

3.       ALLOCATION OF EXPENSES

         (a) In addition to the fees described in Section 2 hereof, the Fund shall pay all its expenses which are not assumed by the Adviser in its capacity as the Fund's investment adviser. These Fund expenses include, by way of example, but not by way of limitation, (a) brokerage and commission expenses;
(b) interest charges on borrowings; (c) fees and expenses of legal counsel and independent auditors; (d) the Fund's organizational and offering expenses, whether or not advanced by the Adviser; (e) Federal, state, local and foreign taxes, including issue and transfer taxes incurred by or levied on the Fund; (f) cost of certificates representing common shares of the Fund and any other expenses (including clerical expenses) of issuance, sale or repurchase of the common shares of the Fund; (g) association membership dues; (h) fees and expenses of registering the Fund's shares under the appropriate Federal securities laws and of qualifying the Fund's shares under applicable state securities laws; (i) expenses of printing and distributing reports, notices and proxy materials to shareholders; (j) costs of annual and special shareholders' meetings; (k) expenses of filing reports and other documents with governmental agencies; (l) charges and expenses of the Fund's administrator, custodian, registrar, transfer agent and dividend disbursing agent; (m) expenses of disbursing dividends and distributions; (n) compensation of the Fund's officers, directors and employees that are not Affiliated Persons or Interested Persons (as defined in Section 2(a) of the Investment Company Act of 1940, as amended and the rules, regulations and releases relating thereto) of the Adviser; (o) the cost of other personnel providing services to the Fund; (p) travel expenses for attendance of Board of Directors meetings by all members of the Board of Directors of the Fund; (q) insurance expenses; (r) costs of stationery and supplies; and (s) any extraordinary expenses of a nonrecurring nature.

         (b) Notwithstanding the foregoing, if the aggregate expenses incurred by, or allocated to, the Fund in any fiscal year shall exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reimburse the Fund for such excess, provided that Adviser's reimbursement obligation will be limited to the amount of fees it receives from the Fund during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or regulations. With respect to portions of a fiscal year in which this contract shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. Any payments required to be made by this Paragraph 3(b) shall be made once a year promptly after the end of the Fund's fiscal year.

4.       FREEDOM TO DEAL WITH THIRD PARTIES

         The Adviser shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.



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5.       EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT

         This Agreement shall become effective as of the day and date first above written (the "Effective Date"). Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding shares of the Fund shall mean the vote of 67% or more of such shares if the holders of more than 50% of such shares are present in person or by proxy or the vote of more than 50% of such shares, whichever is less.

         Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect through December 18, 1999, and thereafter shall continue in effect for successive periods of 12 months thereafter, provided that each continuance is specifically approved annually by (a) the vote of a majority of the Company's Board of Directors who are not parties to the Agreement or interested persons (as defined in the Investment Company Act of 1940, as amended and the rules, regulations and releases relating thereto) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on approval and (b) either (i) the vote of a majority of the outstanding voting securities of the Fund or (ii) the vote of a majority of the Company's Board of Directors.

         This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Company or by the vote of the holders of a majority of the outstanding shares of the Fund, upon sixty (60) days written notice to the Adviser. The Adviser may terminate this Agreement without penalty on ninety (90) days written notice to the Company. This Agreement shall automatically terminate in the event of its assignment as defined in the Investment Company Act of 1940 and the rules thereunder. This Agreement shall automatically terminate upon completion of the dissolution, liquidation and winding up of the Fund.

6.       LIMITATION OF LIABILITY

         The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. Notwithstanding the above, the Adviser acknowledges that federal and state securities laws impose liability under certain circumstances when a person acts in good faith, and nothing herein shall be construed as a limitation or waiver on any rights that the Fund may have under federal or state securities laws.

7.       AMENDMENTS TO AGREEMENT

         No material amendment to this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding shares of the Fund.

8.       NOTICES

         Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

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9.       NAME

         The Fund may use "Jundt" as part of its name for so long as the Adviser serves as investment adviser to the Fund. The Adviser may at any time permit others, including companies registered under the Investment Company Act of 1940, as amended, to use the name "Jundt".




































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         IN WITNESS WHEREOF, the Company and the Adviser have caused this
Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                             JUNDT FUNDS, INC.


                                             By:    /s/ James R. Jundt
                                             Its: Chairman of the Board


                                             JUNDT ASSOCIATES, INC.


                                             By:     /s/ Marcus E. Jundt
                                                Its: Vice Chairman



























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